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                                                                  Exhibit (c)(2)

                             STOCK OPTION AGREEMENT
                             ----------------------


                  STOCK OPTION AGREEMENT, dated as of August 2, 1999 (this "AGREEMENT"), between Harris Corporation, a Delaware corporation ("PARENT"), and Pacific Research & Engineering Corporation, a California corporation (the "COMPANY").

                              W I T N E S S E T H:

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Space Coast Merger Corp., a newly formed California corporation and a wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for the merger of Sub with and into the Company;

                  WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 461,099 authorized and unissued shares of Common Stock, no par value, of the Company (the "COMPANY COMMON STOCK") upon the terms and subject to the conditions hereof; and

                  WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to grant Parent the requested option.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                  1. THE OPTION; EXERCISE; ADJUSTMENTS. The Company hereby grants to Parent an irrevocable option (the "OPTION") to purchase from time to time up to 461,099 authorized and unissued shares of Company Common Stock upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES"). Subject to the conditions set forth in Section 2, the Option may be exercised by Parent in whole or from time to time in part, at any time after the date hereof and prior to the termination of the Option in accordance with
Section 19. In the event Parent wishes to exercise the Option, Parent shall deliver a written notice to the Company (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days, or such later date if a waiting period is applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "CLOSING DATE"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as defined in Section 3) per Optioned Share shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued


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after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 19.9% of the number of shares of Company Common Stock then issued and outstanding and 19.9% of the voting power of shares of capital stock of the Company then issued and outstanding, after reduction, to the extent necessary to comply with the exception to the shareholder approval requirements of the American Stock Exchange ("AMEX"), for any shares issued pursuant to the Option.

                  2. CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED SHARES. (a) Parent's right to exercise the Option is subject to the following conditions:

                  (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

                  (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option shall be in effect; and

                  (iii) One or more of the following events shall have occurred on or after the date hereof: (A) any individual, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group being referred to hereinafter, singularly or collectively, as a "PERSON"), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock (other than a person who, as of the date hereof, is the beneficial owner of 20% or more of the outstanding shares of Company Common Stock (a "20% HOLDER")); (B) any 20% Holder increases his beneficial ownership of Company Common Stock by more than 1% (other than Jack and Ellyn Williams or the Williams Family Trust dated March 12, 1981 pursuant to a Post-Termination Company Financing (as defined in the Merger Agreement)); (C) any group (other than a group which includes or may reasonably be deemed to include Parent or any of its affiliates) is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (D) any Person (other than Parent or its affiliates) shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (E) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary of the Company (other than the transactions contemplated by the Merger Agreement); (F) any Person (other than Parent or its affiliates or Jack and Ellyn Williams or the Williams Family Trust dated March 12, 1981 pursuant to a Post-Termination Company Financing) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of

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         Company Common Stock which, together with all shares of Company Common
         Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (G) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

                  (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to issue, sell and deliver the Optioned Shares, are subject to the conditions that:

                  (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the issuance, sale or delivery of the Optioned Shares shall be in effect;

                  (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and

                  (iii) All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  (c) The Company agrees to provide Parent prompt written notice upon the occurrence of any of the events described in Section 2(a)(iii).

                  3. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the Company will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $2.35 (the "EXERCISE PRICE"), payable in cash. Payment made by Parent to the Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company and Parent shall be deemed a stockholder of record at the time of payment of the Exercise Price.

                  4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (b) the Company has taken all necessary corporate action to authorize and reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon

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exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; (c) except for routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate the Company's Amended and Restated Articles of Incorporation, as amended, or Amended and Restated By-laws, or result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its properties or assets; (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (e) the Company's Board of Directors has approved the Merger and the execution of this Agreement and the consummation of the transactions contemplated hereby.

                  5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

                  6. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to
Section 1 at 10:00 A.M., local time, or the first business day after the Closing Date on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

                  7. FILINGS RELATED TO OPTIONED SHARES. The Company will make such filings with the SEC as are required by the Exchange Act, will effect all necessary filings by the Company under the HSR Act and will have the Optioned Shares approved for quotation on AMEX.

                  8. REGISTRATION RIGHTS. (a) If the Company effects any registration or registrations of shares of Company Common Stock under the Securities Act for its own account or for any other stockholder of the Company at any time after the exercise of the Option (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Parent to participate in such registration or registrations with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(a) shall be with respect to at least 100,000 Optioned Shares and PROVIDED, FURTHER, that if the managing underwriters in such offering advise the Company that, in their written opinion, the number of Optioned Shares requested by Parent to be included in such registration exceeds the number of shares of Company

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Common Stock which can be sold in such offering, the Company may exclude from such registration all or a portion, as may be appropriate, of the Optioned Shares requested for inclusion by Parent.

                  (b) At any time after the exercise of the Option, upon the request of Parent, the Company will promptly file and use its best efforts to cause to be declared effective a registration statement under the Securities Act (and applicable Blue Sky statutes) with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(b) shall be with respect to at least 100,000 Optioned Shares and PROVIDED, FURTHER, that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the effectiveness of each such registration statement, for a period not to exceed 90 days in the aggregate, if the commencement of such offering would, in the reasonable good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of the Company.

                  (c) In connection with any registration requested by Parent under Section 8(b) above, if Parent requests the Company to effect such registration within three months after the exercise of the Option, Parent will pay the first $20,000 of the costs of such registration and all filing fees for such registration, and the remaining costs of such registration shall be borne by the Company. Notwithstanding the previous sentence, if Parent requests the Company to effect a registration under Section 8(a) above, or a registration under Section 8(b) above subsequent to three months after the exercise of the Option, all costs of such registration shall be borne by the Company. In connection with any registration requested by Parent under Sections 8(a) and 8(b) above, the Company and Parent each shall provide the other and any underwriters with customary indemnification and contribution agreements.

                  9. OPTIONAL PUT; OPTIONAL REPURCHASE. (a) Prior to the termination of the Option in accordance with Section 19, if a Put Event has occurred, Parent shall have the right, upon three business days' prior written notice given to the Company, to require the Company to purchase the Option from Parent (the "PUT RIGHT") at a cash purchase price (the "PUT PRICE") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, "PUT EVENT" means the occurrence on or after the date hereof of any of the following: (i) any Person (other than Parent or its affiliates, or Jack and Ellyn Williams or the Williams Family Trust dated March 12, 1981 pursuant to a Post-Termination Company Financing) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or (ii) the Company consummates a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary of the Company (other than the transactions contemplated by the Merger Agreement). As used herein, the term "Spread" shall mean the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Company Common Stock beneficially owned by any Person who shall have acquired

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or become the beneficial owner of 20% or more of the outstanding shares of
Company Common Stock after the date hereof or (y) the average of the last reported sale prices quoted on AMEX of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price.

                  (b) At any time after the termination of the Option granted hereunder pursuant to Section 19 and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Parent (the "REPURCHASE RIGHT"), all (but not less than all) of the Optioned Shares acquired by Parent hereby and with respect to which Parent then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of (i) the average of the last reported sale prices quoted on AMEX of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to Parent at the time of exercise of the Repurchase Right.

                  10. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in
Section 8 or as specified in the Merger Agreement.

                  11. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of California in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein).

                  12. NOTICE. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered
(i) when delivered personally, (ii) if transmitted by Fax when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier, when received; and shall be addressed as follows:


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                  if to Parent, to:

                             Harris Corporation
                             1025 W. NASA Boulevard
                             Melbourne, Florida 32919
                             Attention: Scott T. Mikuen and Corporate Secretary
                             Facsimile: 407-727-9234

                             with a copy (which shall not constitute notice) to:

                             Sidley & Austin
                             One First National Plaza
                             Chicago, Illinois 60603
                             Attention: Jim L. Kaput
                             Facsimile No.: 312- 853-7036

                  if to the Company, to:

                             Pacific Research & Engineering Corporation
                             2070 Las Palmas Drive
                             Carlsbad, California 92009
                             Attention: President
                             Facsimile: 760-438-9277

                             with a copy (which shall not constitute notice) to:

                             Gray Cary Ware & Freidenrich
                             4365 Executive Drive, Suite 1600
                             San Diego, California 92121
                             Attention: Rebecca Schmitt
                             Facsimile No.: 858-677-1477

or to such other address as such party may indicate by a notice delivered to the other party in accordance with this section.

                  13. PARTIES IN INTEREST. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                  14. ENTIRE AGREEMENT; AMENDMENTS; WAIVER. This Agreement, together with the Merger Agreement and the other documents referred to therein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the

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parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                  15. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other party, except that Parent may assign any or all of its rights, interests and obligations hereunder, in its sole discretion, to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns.

                  16. HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when such counterparts have been signed by each of the parties hereto and delivered to the other party.

                  18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

                  19. TERMINATION. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the Option shall not terminate until 180 days after a termination pursuant to clause (ii) immediately above if (A) the Merger Agreement is terminated by Parent or Sub pursuant to Section 8.1(d) thereof, (B) the Merger Agreement is terminated by the Company pursuant to Section 8.1(e) thereof or (C) unless the Company has terminated the Merger Agreement pursuant to Section 8.1(f) thereof, prior to the termination, a Takeover Proposal (as defined in the Merger Agreement) shall have been commenced or the Company shall have entered into an agreement with respect to, approved or recommended or taken any action to facilitate, a Takeover Proposal; PROVIDED, FURTHER, that this Agreement shall not terminate with respect to the Repurchase Right set forth in
Section 9(b) until 90 days after the termination of the Option pursuant to the foregoing proviso. Notwithstanding the foregoing, the provisions of Section 8 shall survive the termination of this Agreement until such time as Parent or any of its affiliates ceases to beneficially own at least 100,000 of the Optioned Shares and the provisions of Sections 10, 18 and 19 shall survive the termination of this Agreement.

                  20. CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

                  21. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal

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substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                  22. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.



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                  IN WITNESS WHEREOF, Parent and the Company have caused this
Agreement to be duly executed and delivered on the day and year first above written.


                                    HARRIS CORPORATION


                                    By: /s/ David S. Wasserman
                                        ---------------------------------
                                        Name: David S. Wasserman
                                        Title: Vice President - Treasurer



                                    PACIFIC RESEARCH & ENGINEERING CORPORATION



                                    By: /s/ Jack K. Williams
                                        ---------------------------------
                                        Name: Jack K. Williams
                                        Title: Chief Executive Officer



                   (Signature Page for Stock Option Agreement)